EXHIBIT 99.1

STRYKER ANNOUNCES CHANGE IN CHAIRMAN OF THE BOARD OF DIRECTORS

Kalamazoo, Michigan - October 30, 2009 -- Stryker Corporation (NYSE:SYK) announced today that after a highly successful and distinguished 32-year career with Stryker Corporation, John W. Brown, has announced his decision to retire as Chairman of the Board and a Director effective December 31, 2009.

Mr. Brown joined the Company as President and Chief Executive Officer in 1977 and served in those positions until 2003. He has been a Director since 1977 and Chairman of the Board since 1981.  Under Mr. Brown's leadership, Stryker has become one of the premier medical technology companies in the world.

In announcing his decision, Mr. Brown commented, "This timing is consistent with my original goal of providing a 5-year overlap with Steve MacMillan. The Company has done very well under Steve's leadership as CEO since January 2005, in spite of the challenges in today's economy and the current healthcare environment.  We are also extremely fortunate to have a group of strong board members, many of whom have served the Company for a number of years.  Additionally, three new members have joined the board during the last few years and are very experienced.  This gives me great confidence that the Company is in good hands."

In recognition of Mr. Brown's tremendous contributions to the Company, the Board of Directors has appointed him Chairman Emeritus effective January 1, 2010.  While he will no longer play an active role with the Company, Mr. Brown will be available for consultation to the Board.

The Company also announced that Stephen P. MacMillan, Stryker's President and CEO, has been appointed Chairman of the Board, in addition to his current responsibilities, effective January 1, 2010.

In announcing these changes, the Board of Directors commented that they were extremely grateful to Mr. Brown for his leadership and very pleased that he has agreed to serve as Chairman Emeritus.  They also added that they were pleased that Mr. MacMillan has agreed to take on this additional responsibility and will look to him to ensure the Company's continued success.

Stryker Corporation is one of the world's leading medical technology companies with the most broadly based range of products in orthopaedics and a significant presence in other medical specialties. Stryker works with respected medical professionals to help people lead more active and more satisfying lives. The Company's products include implants used in joint replacement, trauma, craniomaxillofacial and spinal surgeries; biologics; surgical, neurologic, ear, nose & throat and interventional pain equipment; endoscopic, surgical navigation, communications and digital imaging systems; as well as patient handling and emergency medical equipment. For more information about Stryker, please visit www.stryker.com.

CONTACT:	Katherine A. Owen
Vice President, Strategy and Investor Relations
269/385-2600